Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Dune Energy, Inc. on Form S-1 (File no. 333-179687) and the Registration Statement of Dune Energy, Inc. on Form S-1 (File no. 333-186088) of (i) our report dated March 8, 2013, with respect to the audited consolidated financial statements of Dune Energy, Inc. for the years ended December 31, 2012 and 2011 and (ii) our report dated March 23, 2012 with respect to the audited consolidated financial statements of Dune Energy, Inc. for the years ended December 31, 2011 and 2010.

We also consent to the reference to us as “Experts” in each such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone–bailey.com

Houston, Texas

April 4, 2013